Exhibit 12.2

PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP Chartered Accountants 1250 René-Lévesque Boulevard West Suite 2800 Montreal, Quebec Canada H3B 2G4 Telephone +1 (514) 205 5000 Facsimile +1 (514) 876 1502

CONSENT OF INDEPENDENT AUDITORS

           We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-102792) of Intasys Corporation of our Auditors' Report dated February 25, 2003 (except for Note 25 a) which is as at March 26, 2003) and our Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference dated February 25, 2003 relating to the consolidated financial statements of Intasys Corporation which appear in this Annual Report to shareholders on Form 20-F.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montreal, Quebec, Canada
June 17, 2003

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.